                                                                 Exhibit 10.17.3

================================================================================

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          dated as of October 22, 2003

                                      among

                             AMERIGROUP CORPORATION,
                                  as Borrower,

              CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWER,
                                 as Guarantors,

                            THE LENDERS PARTY HERETO,

                             BANK OF AMERICA, N.A.,
                            as Administrative Agent,

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                       and
                           CREDIT SUISSE FIRST BOSTON,
                              as Syndication Agents

                                       and

                            CIBC WORLD MARKETS CORP.,
                             as Documentation Agent

                         BANC OF AMERICA SECURITIES LLC
                                       and
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Joint Lead Arrangers

                                       and

                         BANC OF AMERICA SECURITIES LLC,
                                       as
                                Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

Article and Section                                                                               Page
-------------------                                                                               ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS....................................................      1
         1.01     Defined Terms...............................................................      1
         1.02     Interpretive Provisions.....................................................     23
         1.03     Accounting Terms............................................................     23
         1.04     Rounding....................................................................     24
         1.05     References to Agreements and Laws...........................................     24
         1.06     Times of Day................................................................     24
         1.07     Letter of Credit Amounts....................................................     24

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS..................................................     24
         2.01     Commitments.................................................................     24
         2.02     Borrowings, Conversions and Continuations...................................     26
         2.03     Additional Provisions with respect to Letters of Credit.....................     27
         2.04     Additional Provisions with respect to Swing Line Loans......................     32
         2.05     Repayment of Loans..........................................................     34
         2.06     Prepayments.................................................................     35
         2.07     Termination or Reduction of Commitments.....................................     36
         2.08     Interest....................................................................     36
         2.09     Fees........................................................................     37
         2.10     Computation of Interest and Fees............................................     38
         2.11     Payments Generally..........................................................     38
         2.12     Sharing of Payments.........................................................     39
         2.13     Evidence of Debt............................................................     40

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY............................................     40
         3.01     Taxes.......................................................................     40
         3.02     Illegality..................................................................     41
         3.03     Inability to Determine Rates................................................     42
         3.04     Increased Cost; Capital Adequacy............................................     42
         3.05     Funding Losses..............................................................     42
         3.06     Matters Applicable to All Requests for Compensation.........................     43
         3.07     Survival Losses.............................................................     43

ARTICLE IV GUARANTY...........................................................................     43
         4.01     The Guaranty................................................................     43
         4.02     Obligations Unconditional...................................................     44
         4.03     Reinstatement...............................................................     44
         4.04     Certain Waivers.............................................................     45
         4.05     Remedies....................................................................     45
         4.06     Rights of Contribution......................................................     45
         4.07     Guaranty of Payment; Continuing Guaranty....................................     45

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...........................................     45
         5.01     Conditions of Initial Credit Extensions.....................................     45
         5.02     Conditions to all Credit Extensions.........................................     48

ARTICLE VI REPRESENTATIONS AND WARRANTIES.....................................................     49

         6.01     Financial Statements........................................................     49
         6.02     No Material Adverse Effect..................................................     49
         6.03     Existence, Qualification and Power..........................................     49
         6.04     Compliance with Laws........................................................     49
         6.05     Authorization; No Contravention.............................................     50
         6.06     Governmental Authorization; Other Consents..................................     50
         6.07     Binding Effect..............................................................     50
         6.08     Litigation..................................................................     50
         6.09     No Default..................................................................     51
         6.10     Ownership of Property; Liens................................................     51
         6.11     Intellectual Property.......................................................     51
         6.12     No Burdensome Restrictions..................................................     51
         6.13     Taxes.......................................................................     51
         6.14     ERISA Compliance............................................................     51
         6.15     Margin Regulations; PUHCA; Investment Company Act; Reportable Transactions..     52
         6.16     Subsidiaries................................................................     52
         6.17     Purpose of Credit Extensions................................................     53
         6.18     Environmental Compliance....................................................     53
         6.19     Disclosure; No Material Mistatements........................................     53
         6.20     Labor Matters...............................................................     53
         6.21     Insurance...................................................................     54
         6.22     Collateral Documents........................................................     54
         6.23     Location of Property........................................................     54
         6.24     Fraud and Abuse.............................................................     54
         6.25     Licensing and Accreditation.................................................     55

ARTICLE VII AFFIRMATIVE COVENANTS.............................................................     55
         7.01     Financial Statements........................................................     55
         7.02     Certificates; Other Information.............................................     56
         7.03     Notification................................................................     58
         7.04     Preservation of Existence; Licensing........................................     59
         7.05     Books and Records...........................................................     59
         7.06     Compliance with Laws........................................................     59
         7.07     Payment of Obligations......................................................     59
         7.08     Maintenance of Insurance....................................................     60
         7.09     Maintenance of Properties...................................................     60
         7.10     Performance of Obligations..................................................     60
         7.11     Inspection Rights...........................................................     60
         7.12     Use of Proceeds.............................................................     60
         7.13     Joinder of Additional Guarantors............................................     60
         7.14     Pledged Assets..............................................................     61

ARTICLE VIII NEGATIVE COVENANTS...............................................................     61
         8.01     Liens.......................................................................     61
         8.02     Investments.................................................................     63
         8.03     Indebtedness................................................................     65
         8.04     Mergers and Dissolutions....................................................     66
         8.05     Asset Dispositions..........................................................     66
         8.06     Restricted Payments.........................................................     67
         8.07     Modifications in respect of Funded Debt.....................................     67
         8.08     Transactions with Affiliates................................................     67

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
         8.09     Change in Nature of Business; Fiscal Year...................................     67
         8.10     Foreign Subsidiaries........................................................     68
         8.11     No Further Negative Pledges.................................................     68
         8.12     Ownership of Subsidiaries; Limitations on Borrower..........................     68
         8.13     Sale and Leaseback Transactions.............................................     68
         8.14     Operating Lease Obligations.................................................     68
         8.15     Financial Covenants.........................................................     69

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES.....................................................     70
         9.01     Events of Default...........................................................     70
         9.02     Remedies Upon Event of Default..............................................     72
         9.03     Application of Funds........................................................     72

ARTICLE X ADMINISTRATIVE AGENT................................................................     73
         10.01    Appointment and Authorization of Administrative Agent and Collateral Agent..     73
         10.02    Delegation of Duties........................................................     74
         10.03    Liability of Administrative Agent...........................................     74
         10.04    Reliance by Administrative Agent............................................     75
         10.05    Notice of Default...........................................................     75
         10.06    Credit Decision; Disclosure of Information by Administrative Agent..........     75
         10.07    Indemnification of Administrative Agent.....................................     76
         10.08    Administrative Agent in its Individual Capacity.............................     76
         10.09    Successor Administrative Agent..............................................     76
         10.10    Administrative Agent May File Proofs of Claim...............................     77
         10.11    Collateral and Guaranty Matters.............................................     78
         10.12    Other Agents; Arrangers and Managers........................................     78

ARTICLE XI MISCELLANEOUS......................................................................     78
         11.01    Amendments, Etc.............................................................     78
         11.02    Notices and Other Communications; Facsimile Copies..........................     80
         11.03    No Waiver; Cumulative Remedies..............................................     81
         11.04    Attorney Costs, Expenses and Taxes..........................................     81
         11.05    Indemnification by the Borrower.............................................     81
         11.06    Payments Set Aside..........................................................     82
         11.07    Successors and Assigns......................................................     82
         11.08    Confidentiality.............................................................     84
         11.09    Set-off.....................................................................     85
         11.10    Interest Rate Limitation....................................................     86
         11.11    Counterparts................................................................     86
         11.12    Integration.................................................................     86
         11.13    Survival of Representations and Warranties..................................     86
         11.14    Severability................................................................     86
         11.15    Tax Forms...................................................................     86
         11.16    Replacement of Lenders......................................................     88
         11.17    Source of Funds.............................................................     88
         11.18    GOVERNING LAW...............................................................     89
         11.19    WAIVER OF RIGHT TO TRIAL BY JURY............................................     89
         11.20    No Conflict.................................................................     90
         11.21    Entire Agreement............................................................     90

                                    SCHEDULES

Schedule 2.01         Lenders and Commitments
Schedule 2.03         Existing Letters of Credit
Schedule 6.08         Litigation
Schedule 6.11         Intellectual Property
Schedule 6.16         Subsidiaries
Schedule 6.20         Labor Matters
Schedule 6.23(a)      Real Property
Schedule 6.23(b)      Tangible Personal Property
Schedule 6.23(c)      Chief Executive Office and Principal Place of Business
Schedule 7.08         Insurance
Schedule 8.01         Existing Liens
Schedule 8.02(b)      Existing Investments
Schedule 8.02(k)      Investment Policy
Schedule 8.03         Existing Indebtedness
Schedule 11.02        Notice Addresses

                                    EXHIBITS

Exhibit 2.01(d)       Form of Lender Joinder Agreement
Exhibit 2.02          Form of Loan Notice
Exhibit 2.13          Form of Note
Exhibit 7.02          Form of Compliance Certificate
Exhibit 7.13          Form of Joinder Agreement
Exhibit 11.07         Form of Assignment and Assumption

                      AMENDED AND RESTATED CREDIT AGREEMENT

         This AMENDED AND RESTATED CREDIT AGREEMENT (this "Credit Agreement") is entered into as of October 22, 2003, among AMERIGROUP CORPORATION, a Delaware corporation (the "Borrower"), the Guarantors identified herein, the Lenders party hereto, BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, Wachovia Bank, National Association and Credit Suisse First Boston, as Syndication Agents and CIBC World Market Corp., as Documentation Agent.

         WHEREAS, a revolving credit facility (the "Existing Credit Facility") was established in favor of the Borrower pursuant to the terms of that credit agreement dated as of December 14, 2001 (as amended and modified through the Closing Date, the "Existing Credit Agreement") among the Borrower, certain of its Subsidiaries and Affiliates, as guarantors thereunder, the lenders party thereto and Bank of America, N.A., as agent for the lenders thereunder;

         WHEREAS, the Borrower has requested certain modifications to the Existing Credit Facility;

         WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions provided herein;

         WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement;

         NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Credit Agreement, the following terms have the meanings set forth below:

         "Acquisition" means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person (other than a Credit Party) or (b) all or any substantial portion of the property (other than Capital Stock) of another Person (other than a Credit Party), whether or not involving a merger or consolidation with such Person.

         "Administrative Agent" means Bank of America in its capacity as administrative agent for the Lenders under the Credit Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" means the Commitments of all the Lenders.

         "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders.

         "Aggregate Revolving Committed Amount" has the meaning provided in
Section 2.01(a).

         "Applicable Percentage" means the following percentages per annum, based on the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

                                                                               Eurodollar Rate
 Pricing                    Consolidated                                          Loans and
  Level                    Leverage Ratio                 Base Rate Loans    Letter of Credit Fee    Commitment Fee
--------      ----------------------------------------    ---------------    --------------------    --------------
   1                         < 1.5:1.0                        1.000%               2.000%                0.375%
   2                 > or = 1.5:1.0 and < 2.0:1.0             1.250%               2.250%                0.375%
   3                        > or = 2.0:1.0                    1.500%               2.500%                0.500%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the date five Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date five Business Days immediately following delivery thereof. The Applicable Percentage in effect from the Closing Date through the date for delivery of a Compliance Certificate for the period ending December 31, 2003 shall be determined based upon Pricing Level 1. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         "Arrangers" means (a) BAS, in its capacity as a joint lead arranger and sole book manager, and (b) Wachovia Bank, National Association, in its capacity as a joint lead arranger.

         "Asset Disposition" means the sale, lease or other disposition of any Property by any member of the Consolidated Group (including, among other things, the Capital Stock of a Subsidiary), but for purposes hereof shall not include, in any event, (a) the sale or other disposition of inventory and Permitted Investments in the ordinary course of business, (b) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business, (c) a sale, lease, transfer or disposition of Property to a Credit Party and (d) dispositions in connection with a Permitted Acquisition within sixty days thereof.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit 11.07.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel.

         "Attributable Principal Amount" means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

         "Availability Period" means the period from and including the Closing Date to the earliest of (a) with respect to Revolving Loans and Swing Line Loans, the Termination Date, and with respect to Letters of Credit, the L/C Expiration Date, (b) the date on which the Commitments shall have been terminated pursuant to Section 2.07 or (c) the date on which the obligations of the Lenders to make Loans and of the L/C Issuer to issue Letters of Credit shall have been terminated pursuant to Section 9.02.

         "Bank of America" means Bank of America, N.A., together with its successors.

         "BAS" means Bank of America Securities LLC, together with its successors.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Borrower" has the meaning provided in the preamble hereto.

         "Borrower Cash Flow" means, for any period for the Borrower, the sum of
(a) management fees accrued (to the extent received within ninety days), plus
(b) royalty fees accrued (to the extent received within ninety days), plus
(c)(i) with respect to the Borrower, investment income accrued and (ii) investment income accrued by the Borrower with respect to members of the Consolidated Group (to the extent received within ninety days), minus (d) sales and general and administrative expense, plus (e) dividends and distributions from members of the Consolidated Group, minus (f) cash Investments made in members of the Consolidated Group and Affiliates during such period, in each case determined on an unconsolidated basis on the accrual basis of accounting in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

         "Borrower Fixed Charges" means, for any period for the Borrower, the sum of (a) interest expense, plus (b) scheduled principal payments on Funded Debt, plus (c) income taxes, plus (d) Restricted Payments paid by the Borrower to any Person (other than a member of the Consolidated Group), in each case determined on an unconsolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

         "Borrowing" means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized to close under applicable Law or are in fact closed and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Capital Stock" means (a) in the case of a corporation, capital stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Collateralize" has the meaning provided in Section 2.03(g).

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any fixed rate, variable rate, or auction rate securities issued by, or guaranteed by, any domestic corporation or municipality rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition,
(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through
(d), and (f) with respect to (i) the Borrower, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market, if and to the extent such debt security constitutes a permitted investment under the HMO Regulations applicable to any of the HMO Subsidiaries or (ii) any HMO Subsidiary, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market, if and to the extent such debt security constitutes a permitted investment under the HMO Regulations applicable to such HMO Subsidiary.

         "Change of Control" means, with respect to any Person, an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

         "Closing Date" means the date hereof.

         "CMS" means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof (including the United States Health Care Financing Administration).

         "Collateral" means the collateral identified in, and at any time covered by, the Collateral Documents.

         "Collateral Agent" means Bank of America in its capacity as collateral agent for the Lenders under any of the Credit Documents, or any successor collateral agent.

         "Collateral Documents" means the Security Agreement, the Pledge Agreement and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.

         "Commitments" means the Revolving Commitments, the L/C Commitments and the Swing Line Commitments.

         "Company Action Level" means the Company Action Level risk-based capital threshold, as defined by NAIC.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit 7.02.

         "Confidential Information" has the meaning provided in Section 11.08.

         "Consolidated Capital Expenditures" means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items (including capitalized software costs) reflected in the consolidated statement of cash flows for such period; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in such Person's business or
(b) expenditures in connection with the Acquisition of the HQ Property in an amount not to exceed $25 million.

         "Consolidated EBITDA" means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

         "Consolidated Funded Debt" means Funded Debt for the Consolidated Group determined on a consolidated basis in accordance with GAAP.

         "Consolidated Group" means the Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

         "Consolidated Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

         "Consolidated Net Income" means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio, any extraordinary non-cash gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

         "Consolidated Net Worth" means, as of any date, consolidated shareholders' equity or net worth of the Consolidated Group as determined in accordance with GAAP.

         "Contract Provider" means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any member of the Consolidated Group.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "Credit Agreement" has the meaning provided in the preamble hereto.

         "Credit Documents" means this Credit Agreement, the Notes, the Collateral Documents, the Letters of Credit, the Joinder Agreements, the Lender Joinder Agreements, the Fee Letter and the Compliance Certificates.

         "Credit Extension" means each of the following: (a) a Borrowing of a Revolving Loan or a Swing Line Loan, (b) the conversion or continuation of a Loan, and (c) an L/C Credit Extension.

         "Credit Parties" means, collectively, the Borrower and the Guarantors.

         "Debt Rating" means, as of any date of determination, the rating as determined by either Moody's or S&P of the Borrower's non-credit enhanced, senior unsecured long-term debt.

         "Debt Transactions" means, with respect to any member of the Consolidated Group, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to subsections (a) through (j) of Section 8.03.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

         "Default Rate" means an interest rate equal to (a) except as provided in clause (b), (i) the Base Rate, plus (ii) the Applicable Percentage applicable to Base Rate Loans, plus (iii) 2% per annum and (b) with respect to a Eurodollar Rate Loan, (i) the Eurodollar Rate, plus (ii) the Applicable Percentage applicable to Eurodollar Rate Loans, plus (iii) 2% per annum; in each case to the fullest extent permitted by applicable Law.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Dollar" or "$" means the lawful currency of the United States.

         "Domestic Credit Party" means a Credit Party that is incorporated or organized under the laws of any state of the United States or the District of Columbia.

         "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

         "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
(c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

         "Eligible Domestic Subsidiary" means any Domestic Subsidiary of the Borrower other than (a) a Subsidiary that is an HMO or is in the process of obtaining a license to become an HMO or (b) a Subsidiary that has no assets.

         "Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Transaction" means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) Capital Stock of the Borrower in connection with any Permitted Acquisition.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that is determined by the PBGC to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Eurodollar Base Rate" means, for any Interest Period with respect to any Eurodollar Rate Loan:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                             Eurodollar Base Rate
                  Eurodollar Rate  = ------------------------------------
                                     1.00 - Eurodollar Reserve Percentage

         "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" has the meaning provided in Section 9.01.

         "Exclusion Event" means an event or related events resulting in the exclusion of one or more members of the Consolidated Group from participation in any Medical Reimbursement Program.

         "Existing Credit Agreement" has the meaning set forth in the recitals hereto.

         "Existing Letters of Credit" means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

         "Extraordinary Receipts" means receipt by any Credit Party of any tax refunds, indemnity payments, pension reversions, or cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

         "Family Care" means health care programs designed for uninsured segments of the population (other than Medicaid-eligible or SCHIP-eligible segments of the population) that are operated by or financed in part by federal and state government.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means (a) the letter agreement dated August 27, 2003 among the Borrower, the Administrative Agent and the Arrangers and (b) the letter agreement dated August 27, 2003 among the Borrower, the Administrative Agent and BAS.

         "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Borrower Cash Flow to (b) Borrower Fixed Charges.

         "Follow-On Offering" means a follow-on equity offering of the Borrower at any time on or prior to December 31, 2003.

         "Foreign Lender" has the meaning provided in Section 11.15(a)(i).

         "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "Fund" means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Funded Debt" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

                  (c) all direct obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

                  (d) the Attributable Principal Amount of capital leases and Synthetic Leases;

                  (e) the Attributable Principal Amount of Securitization Transactions;

                  (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

                  (g) Support Obligations in respect of Funded Debt of another Person;

                  (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

         "GAAP" means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Governmental Reimbursement Program Cost" means with respect to and payable by the Borrower and its Subsidiaries the sum of:

                  (a) all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims or
         (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

                  (b) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

                  (c) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

         "Guarantors" means, collectively, each Person identified on the signature pages hereto as a "Guarantor" and each other Person that becomes a Guarantor pursuant to the terms hereof, in each case together with their successors and permitted assigns.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "HHS" means the United States Department of Health and Human Services and any successor thereof.

         "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936.

         "HMO" means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).

         "HMO Business" means the business of owning and operating an HMO or other similar regulated entity or business.

         "HMO Event" means any material non-compliance by the Borrower or any of its Subsidiaries with any of the terms and provisions of the HMO Regulations pertaining to its fiscal soundness, solvency or financial condition; or the assertion in writing, after the date hereof, by an HMO Regulator that it intends to take administrative action against the Borrower or any of its Subsidiaries to revoke or modify any license, charter or permit or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations against the Borrower or any of its Subsidiaries.

         "HMO Regulations" means all laws, regulations, directives and administrative orders applicable under federal or state law to any HMO Subsidiary (and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing) and Subchapter XI of Title 42 of the United States Code

Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including, without limitation, Part 417 of Chapter IV of 42 Code of Federal Regulations (1990)).

         "HMO Regulator" means any Person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.

         "HMO Subsidiary" means each of the Subsidiaries of the Borrower identified as an HMO Subsidiary on Schedule 6.16 hereto, and any other existing or future Subsidiary of the Borrower that is capitalized or licensed as an HMO, conducting HMO Business or providing managed care services.

         "HQ Property" means property in Virginia on which a new building will be constructed for use as the Borrower's support center (including a call center, data center or other related-use center).

         "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a)      all Funded Debt;

                  (b) all contingent obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

                  (c)      net obligations under any Swap Contract;

                  (d) Support Obligations in respect of Indebtedness of another Person; and

                  (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

         "Indemnified Liabilities" has the meaning provided in Section 11.05.

         "Indemnitees" has the meaning provided in Section 11.05.

         "Intellectual Property" has the meaning provided in Section 6.11.

         "Interest Payment Date" means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date and, in the case of any Swing Line Loan, any other dates as may be mutually agreed upon by the Borrower and the Swing Line Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Termination Date, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

                  (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) no Interest Period shall extend beyond the Termination Date. "Internal Revenue Code" means the Internal Revenue Code of 1986.

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "IRS" means the United States Internal Revenue Service.

         "Joinder Agreement" means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered in accordance with the provisions of
Section 7.13.

         "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing.

         "L/C Borrowing" means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

         "L/C Commitment" means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender's Pro Rata Share thereof.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

         "L/C Expiration Date" means the day that is five Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

         "L/C Issuer" means (a) as to Existing Letters of Credit, those Lenders identified as an issuer on Schedule 2.03, and (b) as to Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

         "L/C Obligations" means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.

         "L/C Sublimit" has the meaning provided in Section 2.01(b).

         "Lender" means each of the Persons identified as a "Lender" on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

         "Lender Joinder Agreement" means a joinder agreement, substantially in the form of Exhibit 2.01(d), executed and delivered in accordance with the provisions of Section 2.01(d).

         "Lending Office" means, as to any Lender, the office or offices of such Lender set forth in such Lender's Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

         "Letter of Credit" means each Existing Letter of Credit and each standby and commercial letter of credit issued hereunder.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

         "Licenses" means all licenses, permits and other grants of authority obtained or required to be obtained from any Governmental Authorities in connection with the management or operation of the business of the members of the Consolidated Group or the ownership, lease, license or use of any Property of the members of the Consolidated Group.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Loan" means any Revolving Loan or Swing Line Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

         "Loan Notice" means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

         "Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole; (b) the ability of any member of the Consolidated Group to perform any material obligation under any Credit Document to which it is a party or (c) the material rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

         "Medicaid" means that means-tested entitlement program under Title XIX, P.L. 89-87, of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at
Section 1396, et seq. of Title 42 of the United Sates Code, as amended.

         "Medicaid Regulations" means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above;
(c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Medical Reimbursement Programs" means a collective reference to the Medicare, Medicaid, SCHIP and Family Care programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third-party payor programs.

         "Medical Reimbursement Program Provider Agreements" means an agreement entered into with a Medical Reimbursement Program to provide services for program patients in accordance with the terms thereof and applicable Law.

         "Medicare" means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at
Section 1395, et seq. of Title 42 of the United States Code, as amended.

         "Medicare Regulations" means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "NAIC" means the National Association of Insurance Commissioners, a national organization of insurance regulators.

         "Net Cash Proceeds" means, without duplication, the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Asset Disposition, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, filing fees, printing, distribution costs, sales commissions and underwriting discounts) and
(b) estimated taxes paid or payable as a result thereof. For purposes hereof, "Net Cash Proceeds" includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Asset Disposition, Debt Transaction, Equity Transaction or Securitization Transaction.

         "Notes" means the Revolving Notes.

         "Obligations" means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

         "OIG" means the Office of Inspector General of HHS and any successor thereof.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Outstanding Amount" means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date, (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swing Line Loans occurring on such date and (c) with respect to L/C Obligations on any date, the maximum amount available to be drawn under such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Participant" has the meaning provided in Section 11.07(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Acquisition" means any Acquisition permitted pursuant to
Section 8.02(m) or (n).

         "Permitted Investments" means, at any time, Investments permitted pursuant to Section 8.02.

         "Permitted Liens" means Liens permitted pursuant to Section 8.01.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

         "Pledge Agreement" means the pledge agreements dated as of the Closing Date given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, as such pledge agreements may be amended and modified from time to time.

         "Pro Forma Basis" means, for purposes of determining the applicable pricing level under the definition of "Applicable Percentage" and determining compliance with any financial covenant or test hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a "Pro Forma Basis" hereunder, (a) in the case of a Asset Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the disposition shall be excluded to the extent relating to any period prior to the date of subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of an Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the acquisition shall be included to the extent relating to any period prior to the date of subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder); provided in each case that additional pro forma adjustments may be included if, and to the extent, such adjustments are (A) quantifiable based on the underlying accounting records of such property, entity or business unit, (B) factually supportable, and (C) reasonably acceptable to the Administrative Agent.

         "Pro Rata Share" means, as to each Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving

Commitments at such time; provided that if the obligation of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule
2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Property" means any interest in any kind of property, whether real, personal or mixed, or tangible or intangible (including, without limitation, membership interests and state contract rights).

         "Register" has the meaning provided in Section 11.07(c).

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

         "Required Advances" means advances required by HMO Regulators to be made by any member of the Consolidated Group to a Contract Provider.

         "Required Lenders" means, as of any date of determination, at least three Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (including, in each case, the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, general counsel, secretary, treasurer, assistant treasurer or chief accounting officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

         "Restricted Payment" means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding (including any payment in connection with any dissolution, merger, consolidation or disposition involving any member of the Consolidated Group), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding.

         "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender's Pro Rata Share thereof.

         "Revolving Committed Amount" means, with respect to each Lender, the amount of such Lender's Revolving Commitment. The initial Revolving Committed Amounts are set forth on Schedule 2.01.

         "Revolving Loan" has the meaning provided in Section 2.01.

         "Revolving Note" means the promissory notes substantially in the form of Exhibit 2.13 given to each Lender to evidence the Revolving Loans of such Lender and given to the Swing Line Lender to evidence the Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

         "Revolving Obligations" means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

         "Risk-Based Capital" means, with respect to each HMO Subsidiary, at any time, the Company Action Level Risk-Based Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP) of such HMO Subsidiary.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Sale and Leaseback Transaction" means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person that is not a Credit Party whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         "SAP" means, with respect to each HMO Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable HMO Regulations for such HMO Subsidiary, applied on a consistent basis.

         "SCHIP" means the State Childrens' Health Insurance Program, a federal/state matching program that provides health care coverage to children not otherwise covered by Medicaid or other insurance programs and that may be administered by states through their Medicaid programs.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Securitization Transaction" means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the "Securitization Receivables") to a special purpose subsidiary or affiliate (a "Securitization Subsidiary") or any other Person.

         "Security Agreement" means the security agreement dated as of the Closing Date given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, as such security agreements may be amended and modified from time to time.

         "Social Security Act" means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations promulgated thereunder.

         "Stark I and II" means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, "Subsidiary" shall refer to a Subsidiary of the Borrower.

         "Subordinated Debt" means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations on terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders.

         "Support Obligations" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

         "Swing Line Commitment" means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

         "Swing Line Lender" means Bank of America in its capacity as such, together with any successor in such capacity.

         "Swing Line Loan" has the meaning provided in Section 2.01(c).

         "Swing Line Sublimit" has the meaning provided in Section 2.01(c).

         "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

         "Termination Date" means October 22, 2006.

         "Total Adjusted Capital" means, with respect to each HMO Subsidiary, at any time, the Total Adjusted Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP) of such HMO Subsidiary.

         "Total Outstandings" means the sum of (a) the Outstanding Amount of all Revolving Loans, plus (b) the Outstanding Amount of all Swing Line Loans, plus
(c) the Outstanding Amount of all L/C Obligations.

         "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

         "United States" or "U.S." means the United States of America.

         "Unreimbursed Amount" has the meaning provided in Section 2.03(c)(i).

         "Wholly Owned" means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors' qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

         1.02 INTERPRETIVE PROVISIONS. With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b)      (i)      The words "herein," "hereto," "hereof" and
                  "hereunder" and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

                           (ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

                           (iii) The term "including" is by way of example and not limitation.

                           (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

                  (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                  (d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

         1.03     ACCOUNTING TERMS.

         (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2002, except as otherwise specifically prescribed herein.

         (b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of "Applicable Percentage" and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

         (c) If at any time any material change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, the Borrower will provide a written summary thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change within sixty days of the delivery of such Compliance Certificate, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

         1.04 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 TIMES OF DAY. Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

         1.07 LETTER OF CREDIT AMOUNTS. Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II
                        COMMITMENTS AND CREDIT EXTENSIONS

         2.01 COMMITMENTS. Subject to the terms and conditions set forth herein:

         (a) Revolving Loans. During the Availability Period, each Lender severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate principal amount of Total Outstandings shall not exceed NINETY-FIVE MILLION DOLLARS ($95,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the "Aggregate Revolving Committed Amount"), and (ii) with regard to each Lender individually, such Lender's Pro Rata Share of Total Outstandings shall not exceed its respective Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

         (b) Letters of Credit. During the Availability Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees
(A) to issue Letters of Credit for the account of the Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Existing Letters of Credit and Letters of Credit issued hereunder in an amount equal to such Lender's Pro Rata Share thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be decreased in accordance with the provisions hereof, the "L/C Sublimit"; the L/C Sublimit is part of, and not in addition to the Aggregate Revolving Commitments), (B) with regard to the Lenders collectively, the aggregate principal amount of Total Outstandings shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender's Pro Rata Share of Total Outstandings shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

         (c) Swing Line Loans. During the Availability Period, the Swing Line Lender agrees to make revolving credit loans (the "Swing Line Loans") to the Borrower on any Business Day; provided that (i) the aggregate principal amount of Swing Line Loans shall not exceed FIVE MILLION DOLLARS ($5,000,000) (as such amount may be decreased in accordance with the provisions hereof, the "Swing Line Sublimit"; the Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments) and (ii) with respect to the Lenders collectively, the aggregate principal amount of Total Outstandings shall not exceed the Aggregate Revolving Committed Amount. Swing Line Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share thereof.

         (d) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Borrower may, at any time, upon written notice to the Administrative Agent, increase the Aggregate Revolving Committed Amount to not more than ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000); provided that:

                  (i) the Borrower shall obtain commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by joinder agreement substantially in the form of Exhibit 2.01(d) attached hereto or other arrangement reasonably acceptable to the Administrative Agent,

                  (ii) any such increase shall be in a minimum aggregate principal amount of $5 million and integral multiples of $1 million in excess thereof (or the remaining amount, if less),

                  (iii) if any Revolving Loans are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts, and

                  (iv) the conditions to the making of a Revolving Loan set forth in Section 5.02 shall be satisfied.

         In connection with any such increase in the Revolving Commitments,
Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrower shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS.

         (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to Eurodollar Rate Loans, three Business Days prior to, or (ii) with respect to Base Rate Loans, on the requested date of, the requested date of any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $2 million or a whole multiple of $250,000 in excess thereof or (ii) with respect to Base Rate Loans, $1 million or a whole multiple of $250,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

         (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first to the payment in full of any such L/C Borrowings and second to the Borrower as provided above.

         (c) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and
(ii) any conversion into, or continuation as, a Eurodollar Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Rate Loan shall be converted immediately to a Base Rate Loan.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

         2.03     ADDITIONAL PROVISIONS WITH RESPECT TO LETTERS OF CREDIT.

         (a)      Obligation to Issue or Amend.

                  (i) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                           (A) the issuance of such Letter of Credit would violate one or more internal policies of the L/C Issuer; or

                           (B) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars.

                  (ii) The L/C Issuer shall not issue any Letter of Credit if:

                           (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

                           (B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                           (C) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date;

                           (D) one or more applicable conditions contained in Article V shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of issuance of such Letter of Credit; or

                           (E)      the Revolving Commitments have been
                  terminated pursuant to Section 9.02.

                  (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

                           (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

                           (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                  (iv) The L/C Issuer shall not amend any Letter of Credit if:

                           (A) one or more applicable conditions contained in Article V shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of amendment of such Letter of Credit; or

                           (B)      the Revolving Commitments have been
                  terminated pursuant to Section 9.02.

         (b)      Procedures for Issuance and Amendment.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such shorter period as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share of such Letter of Credit.

                  (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

         (c)      Drawings and Reimbursements; Funding of Participations.

                  (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans (or, to the extent the Borrower has given appropriate notice pursuant to
         Section 2.02(a), Eurodollar Rate Loans) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of such Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section
         5.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                  (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

                  (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d)      Repayment of Participations.

                  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with
         Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in
         Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for
(i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through
(v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C

Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

         (g) Cash Collateral. (i) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may
be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         (h) Designation of other Credit Parties as Account Parties. Notwithstanding anything to the contrary set forth herein, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Credit Party other than the Borrower, provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

         (i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

         (j) Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09.

         (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

         2.04     ADDITIONAL PROVISIONS WITH RESPECT TO SWING LINE LOANS.

         (a) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day, and (iii) the maturity requested therefor. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Borrower by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

         (b)      Refinancing.

                  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender's Pro Rata Share of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                  (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with
         Section 2.04(c)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

                  (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing

         Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                  (iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

         (c)      Repayment of Participations.

                  (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

                  (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

         (d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

         (e) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

         2.05     REPAYMENT OF LOANS.

         (a) Revolving Loans. The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

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

         (b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) the maturity date agreed to by the Swing Line Lender for such Swing Line Loan and (ii) the Termination Date.

         2.06     PREPAYMENTS.

         (a)      Voluntary Prepayments.

                  (i) Revolving Loans. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent (A) at least three Business Days prior to the date of prepayment of Eurodollar Rate Loans, and (B) on the Business Day of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $2 million and integral multiples of $1 million in excess thereof, in the case of Eurodollar Rate Loans, and a minimum principal amount of $1 million and integral multiples of $250,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less. Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender's interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

                  (ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

         (b)      Mandatory Prepayments.

                  (i) Revolving Commitments. If at any time (A) the aggregate principal amount of Total Outstandings shall exceed the Aggregate Revolving Committed Amount, (B) the aggregate principal amount of L/C Obligations shall exceed the L/C Sublimit, (C) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, prompt (and in any event within five days) prepayment will be made on the Revolving Loans and/or Swing Line Loans and/or to Cash Collateralize the L/C Obligations in an amount equal to such excess; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swing Line Loans have been paid in full.

                  (ii) Asset Dispositions and Extraordinary Receipts. The Revolving Obligations shall be promptly, and in any event within five days, prepaid as hereafter provided in an amount equal to 100% of the Net Cash Proceeds received from any Asset Disposition and Extraordinary Receipts to the extent (A) such Net Cash Proceeds are not reinvested or committed to be reinvested in the same or similar property or assets or in Permitted Acquisitions within nine months of the date of such Asset Disposition or Extraordinary Receipts, and (B) the aggregate amount of such Net Cash Proceeds not reinvested in accordance with clause (A) shall exceed $4 million in any fiscal year.

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

                  (iii) Debt Transactions. The Revolving Obligations shall be promptly, and in any event within five days, prepaid as hereafter provided in an amount equal to 100% of the Net Cash Proceeds received from any Debt Transaction.

                  (iv) Equity Transactions. The Revolving Obligations shall be promptly, and in any event within five days, prepaid as hereafter provided in an amount equal to 100% of the Net Cash Proceeds received from any Equity Transaction (other than up to $125 million in Net Cash Proceeds received from the Follow-On Offering).

         (c) Application. Prepayments shall be applied by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein. Voluntary prepayments shall be applied to the Obligations as specified by the Borrower or, if not so specified, first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities and then to a cash collateral account to secure L/C Obligations. Mandatory prepayments shall be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities and then to a cash collateral account to secure L/C Obligations; provided that mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Obligations as appropriate.

         2.07     TERMINATION OR REDUCTION OF COMMITMENTS.

         (a) Voluntary Reductions. The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least three Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $2 million and integral multiples of $250,000 in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Total Outstandings. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         (b) Termination of Commitments. The Commitments shall terminate on the Termination Date.

         2.08     INTEREST.

         (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

         (b) If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the occurrence and during the continuance of any Event of Default, the Borrower shall, upon request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating

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

interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.09     FEES.

         (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Termination Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes hereof, (A) Swing Line Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount and (B) L/C Obligations shall be counted toward and considered as usage of the Aggregate Revolving Committed Amount.

         (b)      Letter of Credit Fees.

                  (i) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

                  (ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (A) with respect to each standby Letter of Credit, equal to 1/8 of 1% per annum multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the L/C Expiration Date, and (B) with respect to each commercial Letter of Credit, equal to 1/8 of 1% on the daily maximum amount available to be drawn under such Letter of Credit at the time of issuance. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the

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

         L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (c)      Other Fees.

                  (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                  (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.10 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

         2.11     PAYMENTS GENERALLY.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                  (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative

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

         Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         (g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied as set forth in Section 9.02.

         2.12 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.13     EVIDENCE OF DEBT.

         (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within thirty days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses and any costs related to the defense of a lawsuit or other action, whether brought by a Credit Party or any other party) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

         3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the

Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 INABILITY TO DETERMINE RATES. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

         3.04     INCREASED COST; CAPITAL ADEQUACY.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                  (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

                  (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

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

                  (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

         For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06     MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Payment of amounts due under this Article III shall be made within thirty days after the date the Lender or the Administrative Agent makes a demand therefor.

         (b)      Upon any Lender's making of a claim for compensation under
Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with
Section 11.16.

         3.07     SURVIVAL LOSSES. All of the Borrower's obligations under this
Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV
                                    GUARANTY

         4.01     THE GUARANTY.

         (a) Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender party to a Swap Contract with a Credit Party (to the extent permitted hereunder), and the Administrative Agent, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

         (b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

         4.02 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

                  (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

                  (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

         With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

         4.03     REINSTATEMENT. The obligations of the Guarantors under this
Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations,

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

whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

         4.04 CERTAIN WAIVERS. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06. Each Guarantor further expressly waives any right to require that any action be brought against the Borrower or any other Credit Party or to require recourse to security.

         4.05 REMEDIES. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

         4.06 RIGHTS OF CONTRIBUTION. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contributions from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments have expired or terminated.

         4.07 GUARANTY OF PAYMENT; CONTINUING GUARANTY. The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

                                    ARTICLE V
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         5.01 CONDITIONS OF INITIAL CREDIT EXTENSIONS. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

                  (a) Credit Documents. Receipt by the Administrative Agent of counterparts of the following, each dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders: (i) this Credit Agreement, duly executed by a Responsible Officer of each Credit Party, the Lenders and the Administrative Agent, (ii) a Note duly executed by the Borrower in favor of each Lender and (iii) each of the Collateral Documents, duly executed by a Responsible Officer of each Credit Party and the Collateral Agent.

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

                  (b) Organization Documents, Etc. Receipt by the Administrative Agent of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) a duly executed certificate of a Responsible Officer of each Credit Party, dated as of the Closing Date, attaching each of the following documents and certifying that each is true and complete and in full force and effect as of the Closing Date:

                                    (A)      copies of the articles or
                           certificate of organization or formation of such Credit Party, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization,

                                    (B)      copies of the bylaws, operating
                           agreement or partnership agreement of such Credit Party,

                                    (C)      copies of the resolutions of such
                           Credit Party approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof, and

                                    (D)      incumbency certificates identifying
                           each Responsible Officer of such Credit Party that is authorized to execute Credit Documents and to act on such Credit Party's behalf in connection with the Credit Documents;

                           (ii) a duly executed certificate of a Responsible Officer with respect to each HMO Subsidiary of any Credit Party, dated as of the Closing Date, attaching each of the following documents and certifying that each is true and complete and in full force and effect as of the Closing Date:

                                    (A)      copies of the articles or
                           certificate of organization or formation of such HMO Subsidiary, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization, and

                                    (B)      copies of the bylaws, operating
                           agreement or partnership agreement of such HMO Subsidiary; and

                           (iii) certificates of good standing (or the equivalent) of each Credit Party and each of their HMO Subsidiaries, certified as of a recent date by the appropriate Governmental Authorities, from each jurisdiction where failure to be in good standing could reasonably be expected to have a Material Adverse Effect.

                  (c) Opinions of Counsel. Receipt by the Administrative Agent of legal opinions of counsel to the Credit Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

                  (d) Personal Property Collateral. Receipt by the Administrative Agent of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative

                  Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                           (ii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (iii) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers with respect thereto;

                           (iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent's discretion, to perfect the Administrative Agent's security interest in the Collateral (including patent, trademark and copyright notices and filings);

                           (v) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as are necessary, in the Administrative Agent's discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (vi) duly executed consents as are necessary, in the Administrative Agent's discretion, to perfect the Administrative Agent's security interest in the Collateral;

                  (e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Consolidated Group evidencing liability, flood hazard and casualty insurance meeting the requirements set forth in the Credit Documents, including naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of and casualty insurance) on behalf of the Lenders.

                  (f) Financial Statements. Receipt by the Administrative Agent of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) consolidated financial statements of the Consolidated Group (A) for the fiscal year ending December 31, 2002 (including balance sheets and statements of income or operations, shareholders' equity and cash flows), audited by independent public accountants of recognized national standing, together with any management letters in connection therewith and (B) for the fiscal quarter ending June 30, 2003, and

                           (ii) a certificate of a Responsible Officer of the Borrower certifying that (A) the financial statements of the Consolidated Group delivered hereunder (1) were prepared in accordance with GAAP (or, as applicable with respect to HMO Subsidiaries, SAP) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (2) are complete and correct in all material respects and fairly present the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes and (B) there has been no event or circumstance since December 31, 2002 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                  (g) Officer's Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, each in form and substance satisfactory to the Administrative Agent, certifying the following:

                           (i) there has been no event or circumstance since December 31, 2002 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect,

                           (ii) no consents, licenses or approvals are required in connection with the execution, delivery and performance by the Credit Parties of the Credit Documents, other than such consents, licenses and approvals that are in full force and effect and, to the extent requested by the Administrative Agent, are attached to such certificate, and that, to the best knowledge of the Borrower, all waiting periods shall have expired without any action being taken by any Person that could result in a Material Adverse Effect,

                           (iii) no action, suit, investigation or proceeding is pending or, to the best knowledge of the Borrower, threatened in writing in any court or before an arbitrator or Governmental Authority that would reasonably be expected (A) to have a Material Adverse Effect or (B) to materially and adversely affect the Credit Documents or any of the transactions contemplated thereunder, and

                           (iv) no order, decree, judgment, ruling or injunction exists that would reasonably be expected to restrain the consummation of any of the Credit Documents or the transactions contemplated thereunder.

                  (h) Outstanding Indebtedness. Receipt by the Administrative Agent of evidence of all intercompany Indebtedness, which shall be in amounts and on terms and conditions satisfactory to the Administrative Agent.

                  (i) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

                  (j) Fees and Expenses. Receipt of payment of all fees and expenses (including Attorney Costs) required to be paid on or before the Closing Date.

         5.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender to make any Credit Extension (including requests for conversions or continuations) is subject to the following conditions precedent:

                  (a) The representations and warranties of the Borrower and each other Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and complete in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and complete in all material respects as of such earlier date.

                  (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension (unless such Default or Event of Default shall have been waived pursuant to Section 11.01).

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

                  (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

         Each Request for Credit Extension (including requests for conversions or continuations) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

         6.01 FINANCIAL STATEMENTS. The financial statements delivered pursuant to Section 7.01 have been prepared in accordance with GAAP (or, as applicable with respect to HMO Subsidiaries, SAP) consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes.

         6.02 NO MATERIAL ADVERSE EFFECT. Since the date of the audited financial statements for the fiscal year ending December 31, 2002, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

         6.03 EXISTENCE, QUALIFICATION AND POWER. Each Credit Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.04 COMPLIANCE WITH LAWS. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Medical Reimbursement Programs and all Laws (including all HMO Regulations, Medicare Regulations and Medicaid Regulations) and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to each member of the Consolidated Group:

                  (i) there is (A) no member of the Consolidated Group or individual employed by any member of the Consolidated Group that would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event; and
         (B) no officer continuing to be employed by the Consolidated Group who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;

                  (ii) current billing policies, arrangements, protocols and instructions comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event; and

                  (iii) current medical director compensation arrangements comply with state and federal anti-kick back, fraud and abuse, and Stark I and II requirements, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event.

         6.05 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Law applicable to such Person or its Property.

         6.06 GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (except (a) as have already been obtained, (b) such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents and
(c) with respect to the exercise of the rights and remedies under the Pledge Agreement, applicable regulatory requirements).

         6.07 BINDING EFFECT. This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         6.08 LITIGATION. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or revenues, that (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.08 is a summary of all actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or

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revenues, and none of such actions, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         6.09 NO DEFAULT. No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

         6.10 OWNERSHIP OF PROPERTY; LIENS. Each member of the Consolidated Group (a) has good record and marketable title to, or a valid leasehold interest in, all material real property necessary or used in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens, and (b) has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

         6.11 INTELLECTUAL PROPERTY. Each member of the Consolidated Group owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Set forth on
Schedule 6.11 is a list of all patents, patent applications, trademarks, trademark applications and registered copyrights owned or used by any member of the Consolidated Group. No claim has been asserted and is pending by any Person challenging or questioning the use by any member of the Consolidated Group of any of its Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Credit Party know of any such threatened claim, and to the best knowledge of the Credit Parties, the use of such Intellectual Property by the members of the Consolidated Group does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

         6.12 NO BURDENSOME RESTRICTIONS. No applicable Law or Contractual Obligation of the members of the Consolidated Group would be reasonably expected to have a Material Adverse Effect.

         6.13 TAXES. Each member of the Consolidated Group has filed or caused to be filed all federal and state and all other material tax returns and reports required to be filed, and have paid (a) all amounts shown therein to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing, except for such taxes that are not yet delinquent or as are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves determined in accordance with GAAP have been established, unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts. No tax claim or assessment has been asserted against members of the Consolidated Group that would reasonably be expected to have a Material Adverse Effect.

         6.14     ERISA COMPLIANCE.

         (a) Except to the extent it would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification and (iii) the Borrower and each ERISA Affiliate have made all required contributions to

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

each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4203 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

         6.15 MARGIN REGULATIONS; PUHCA; INVESTMENT COMPANY ACT; REPORTABLE TRANSACTIONS.

         (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying "margin stock" (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Consolidated Group on a consolidated basis) will be margin stock.

         (b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         (c) The Credit Parties do not intend to treat any of the Loans, the Letters of Credit or any related transaction as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Credit Party determines that it will take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If a Credit Party so notifies the Administrative Agent, any Lender may treat its Loans (and its participation interests in Letters of Credit and Swing Line Loans) as subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain any lists and other records required thereby.

         6.16 SUBSIDIARIES. Set forth on Schedule 6.16, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding shares of Capital Stock have been validly issued, fully paid and are non-assessable and owned free of Liens other than Permitted Liens. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.16. Schedule 6.16 identifies (a) each HMO Subsidiary and (b) each Subsidiary,

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

if any, that owns no assets. The Credit Parties have no Subsidiaries other than those specifically disclosed in Schedule 6.16.

         6.17 PURPOSE OF CREDIT EXTENSIONS. The Credit Extensions will be used by the Borrower solely for the purposes set forth in Section 7.12.

         6.18 ENVIRONMENTAL COMPLIANCE. The Consolidated Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.19 DISCLOSURE; NO MATERIAL MISTATEMENTS. None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties' control, and no assurance can be given that any forecasts or projections will be realized.

         6.20 LABOR MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect:

                  (a) There are no strikes or lockouts against any members of the Consolidated Group pending or, to the best knowledge of the Credit Parties, threatened;

                  (b) The hours worked by and payments made to employees of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof;

                  (c) All payments due from members of the Consolidated Group, or for which any claim may be made against a member of the Consolidated Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective members of the Consolidated Group; and

                  (d) None of the members of the Consolidated Group is party to a collective bargaining agreement.

Set forth on Schedule 6.20 is a summary of all labor matters pending or, to the best knowledge of the Credit Parties, threatened by or against the members of the Consolidated Group. None of such labor matters, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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

         6.21 INSURANCE. The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable member of the Consolidated Group operates; provided that the Consolidated Group may self-insure in accordance with normal industry practice.

         6.22     COLLATERAL DOCUMENTS.

         (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein owned by the Credit Parties and:

                  (i) with respect to all such Collateral that may be perfected by filing, recording or registering a financing statement under the Uniform Commercial Code as in effect, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Security Agreement, and

                  (ii) with respect to all such Collateral that is Intellectual Property, when notices of the grants of security interests in such Collateral in appropriate form are duly recorded in the United States Patent and Trademark Office or the United States Copyright Office, as appropriate, then the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral identified in clauses (i) and (ii) above, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors' rights generally and by equitable principles of law (regardless of whether enforcement is ought in equity or at law), in each case prior and superior in right to any other Lien other than Permitted Liens.

         (b) Pledge Agreement. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors' rights generally and by equitable principles of law (regardless of whether enforcement is ought in equity or at law), in each case prior and superior in right to any other Lien.

         6.23 LOCATION OF PROPERTY. Set forth on Schedule 6.23(a) is a complete and correct list of all real property located in the United States that is owned or leased by any member of the Consolidated Group, including the complete street address. Set forth on Schedule 6.23(b) is a complete and correct list of all locations where any tangible personal property of any member of the Consolidated Group is located, including the complete street address. Set forth on Schedule 6.23(c) is the chief executive office and principal place of business of each member of the Consolidated Group.

         6.24 FRAUD AND ABUSE. To the knowledge of the Responsible Officers of the Credit Parties, no member of the Consolidated Group or any of their respective officers, directors or Contract Providers have engaged in any activities that are prohibited under any applicable provision of the Social Security Act and the regulations promulgated thereunder, including HIPAA, Medicare Regulations, Medicaid Regulations or binding rules of professional conduct.

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

         6.25     LICENSING AND ACCREDITATION.

         (a) Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Contract Provider, to the extent applicable: (i) has obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) has obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) has entered into and maintains in good standing its status as a Medicare provider or supplier and as a Medicaid provider or supplier; (v) has complied with the terms of all Medical Reimbursement Program Provider Agreements to which it is a party;
(vi) has implemented and maintains a compliance program designed to provide effective internal controls to promote adherence to, and to prevent and detect material violations of, any applicable HMO Regulations, Medicaid Regulations and Medicare Regulations; and (vii) has implemented and maintains policies consistent with HIPAA on or before the date that any provision thereof becomes applicable to any member of the Consolidated Group. To the knowledge of the Credit Parties, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations where the members of the Consolidated Group conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Consolidated Group to operate as currently operated and as contemplated to be operated. To the knowledge of the Credit Parties, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

         (b) The accounts receivable of each Credit Party have been adjusted to reflect, in all material respects, the reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated to such Credit Party) of any Medical Reimbursement Program applicable to such Credit Party. In particular, such accounts receivable do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         Until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will, and will cause each of their Subsidiaries to:

         7.01 FINANCIAL STATEMENTS. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

                  (a)      Annual Financial Statements.

                           (i) Within five days of the required date for delivery to the SEC after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal year, together with related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent

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

                  certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Group as a going concern or any other material qualifications or exceptions, and

                           (ii) within five days of the required date for delivery to the applicable state after the end of each fiscal year of the Borrower, with respect to each HMO Subsidiary, annual financial statements prepared in accordance with SAP.

                  (b)      Quarterly Financial Statements.

                           (i) Within five days of the required date for delivery to the SEC after the end of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case within the time for delivery of annual financial statements as set forth in subsection (a), a consolidated balance sheet of the Consolidated Group as of the end of such fiscal quarter, together with related consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments, and

                           (ii) within five days of the required date for delivery to the applicable state after the end of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case within the time for delivery of annual financial statements as set forth in subsection (a), with respect to each HMO Subsidiary, quarterly financial statements prepared in accordance with SAP.

         7.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

                  (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower
         (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including, to the extent required by Section 1.03(c), a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of "Applicable Percentage") before and after giving effect to such changes;

                  (b) concurrently with the delivery of the quarterly financial statements referred to in Section 7.01(b), written notification of Investments during such fiscal quarter by any member of the Consolidated Group in any HMO Subsidiary that, individually or in the aggregate in any fiscal year of the Borrower, exceed 10% of the Company Action Level or the relevant state's risk-

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

         based capital threshold, as applicable, (in each case as determined in accordance with SAP at the immediately preceding fiscal-year-end determination thereof) of such HMO Subsidiary; provided that, to the extent such Investments, individually or in the aggregate, materially deviate from the business plan and budget delivered pursuant to Section 7.02(d), written notification of such Investments shall be provided not later than fifteen days following the end of the calendar month during which such Investments are made;

                  (c) concurrently with the delivery of the quarterly financial statements referred to in Section 7.01(b), evidence of any requirement by an HMO Regulator for any member of the Consolidated Group to make a Required Advance in excess of $100,000;

                  (d) within sixty days following the end of each fiscal year of the Borrower, an annual business plan and budget of the members of the Consolidated Group containing, among other things, summary pro forma financial information for the next fiscal year with respect to each calendar month thereof;

                  (e) within 120 days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail the reinsurance arrangements maintained by each of the HMO Subsidiaries of the Borrower as of the end of such fiscal year (with any changes subsequent to the end of such fiscal year described therein);

                  (f) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

                  (g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

                  (h) promptly after any Credit Party has notified the Administrative Agent of its intention to treat any of the Loans, the Letters of Credit or any related transaction as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto; and

                  (i) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

         Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether

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sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         7.03     NOTIFICATION.  Promptly notify the Administrative Agent:

                  (a)      of the occurrence of any Default or Event of Default;

                  (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

                  (c)      of the occurrence of any ERISA Event;

                  (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

                  (e) of any litigation, investigation or proceeding affecting any Credit Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect;

                  (f) of the institution of any investigation or proceeding against such Person (or, to the knowledge of the Credit Parties, any Contract Provider) to suspend, revoke or terminate (or that may result in the termination of) its status as a Medicaid provider or supplier or its status as a Medicare provider or supplier or its participation in a Medical Reimbursement Program, or any such investigation or proceeding that may result in an Exclusion Event;

                  (g) of its receipt of any notice of intent to exclude, any notice of proposal to exclude issued by the OIG or any other Exclusion Event (together with a copy of any such notice);

                  (h) of its receipt of any notice of loss or threatened loss of accreditation, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority of any HMO Subsidiary, and any other material deficiency notices, compliance orders or adverse reports issued by any HMO Regulator or other Governmental Authority or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could result in the suspension or forfeiture of any license, certification, or accreditation necessary for such HMO Subsidiary to carry on its business as then conducted or

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

         the termination of any insurance or reimbursement program available to any HMO Subsidiary (in each case together with a copy of any such notice);

                  (i) of its receipt of any correspondence from an HMO Regulator asserting that the Borrower or any of its Subsidiaries is not in compliance in all material respects with HMO Regulations or threatening action against the Borrower or any of its Subsidiaries under the HMO Regulations (together with a copy of such correspondence); or

                  (j) of the occurrence of any HMO Event upon any Responsible Officer of the Borrower becoming aware thereof.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

         7.04     PRESERVATION OF EXISTENCE; LICENSING.

         (a) Continue to engage in business of the same general type as conducted by it on the date hereof and similar or related businesses (including, without limitation, pharmacy benefit management companies and related businesses), and except as a result of or in connection with a transaction permitted pursuant to Section 8.04 or 8.05, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business.

         (b) Preserve and maintain (i) the licensing and certification of each HMO Subsidiary pursuant to the HMO Regulations, (ii) all certifications and authorizations necessary to ensure that the HMO Subsidiaries are eligible for all reimbursements available under the HMO Regulations to the extent applicable and (iii) all licenses, permits, authorizations and qualifications required under the HMO Regulations in connection with the ownership or operation of HMOs.

         7.05 BOOKS AND RECORDS. Maintain (a) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

         7.06 COMPLIANCE WITH LAWS. Comply with all Laws, rules, regulations, orders and restrictions applicable to it and its Property that are imposed by any Governmental Authority, except where (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted or
(b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         7.07 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims that, if unpaid, would by law become a Lien upon its property and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness that is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person, unless the failure to

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make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would reasonably be expected to have a Material Adverse Effect.

         7.08 MAINTENANCE OF INSURANCE. Maintain in full force and effect insurance (including workers' compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The Collateral Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty days prior written notice before any such policy or policies shall be altered or canceled. The present insurance coverage of the members of the Consolidated Group is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 7.08.

         7.09 MAINTENANCE OF PROPERTIES. Maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

         7.10 PERFORMANCE OF OBLIGATIONS. Perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.

         7.11 INSPECTION RIGHTS. Upon reasonable notice and during normal business hours (or, following the occurrence and during the continuation of an Event of Default, at any time without notice), permit representatives appointed by the Administrative Agent, including independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.

         7.12 USE OF PROCEEDS. Use the proceeds of the Credit Extensions (a) to refinance existing senior Funded Debt, (b) to finance the fees and expenses incurred in connection with this Credit Agreement and (c) to provide for working capital and other lawful corporate purposes of the Consolidated Group (including Permitted Acquisitions).

         7.13 JOINDER OF ADDITIONAL GUARANTORS. If any Person becomes a direct or indirect Eligible Domestic Subsidiary of any Credit Party, the Borrower shall (a) notify the Administrative Agent thereof within ten days after a Responsible Officer has knowledge thereof, and (b) within forty-five days thereafter, (i) cause each such Eligible Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement, (ii) deliver with the Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (iii) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of one hundred percent (100%) of the Capital Stock of each direct or indirect Domestic Subsidiary of the Borrower and sixty-five percent (65%) (or such greater percentage that would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by each such

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Eligible Domestic Subsidiary to secure the obligations of the Guarantors under the Credit Documents, together with undated stock transfer powers executed in blank.

         7.14 PLEDGED ASSETS. Each Credit Party will cooperate with and assist the Administrative Agent and the Collateral Agent to establish and maintain a perfected first priority security interest (subject to Permitted Liens) in all of its personal property, assets and all proceeds and accessions therefrom (other than (a) fixed or capital assets and associated intangible assets that are the subject of financing and prior Liens permitted hereunder, the terms of which expressly prohibit the grant of a security interest in favor of any other party and (b) rights under leases of personal property, contracts, licenses or other agreements, the terms of which expressly prohibit the grant of a security interest in favor of any other party) to secure the Obligations as contemplated herein and in the Collateral Documents.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         Until the Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit any of their Subsidiaries to:

         8.01 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                  (a) Liens pursuant to any Credit Document securing the Obligations;

                  (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract are permitted under
         Section 8.03, (ii) such Liens are on the same collateral that secures the Obligations, and (iii) the obligations under such Swap Contract and the Obligations share pari passu in the collateral subject to such Liens;

                  (c)      Liens existing on the date hereof and listed on
         Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

                  (d) Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                  (e) carriers', warehousemen's, mechanics', materialmen's, supplier's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

                  (f) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

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                  (g)      deposits to secure the performance of bids, trade
         contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                  (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

                  (j) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

                  (k) Liens on the property or assets of any Person that becomes a member of the Consolidated Group following the Closing Date to the extent such Liens exist at the time such Person becomes a member of the Consolidated Group; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;

                  (l) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

                  (m) any interest or title of a lessor under, and Liens arising from UCC financing statements (including precautionary UCC financing statements and any other equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                  (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (o) Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

                  (p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                  (q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                  (r) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (A) Governmental Reimbursement Program Costs and (B) other actions or claims pertaining to the same or related matters, provided that the Borrower, in each case, shall have established adequate reserves for such claims or actions;

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                  (s)      Liens in connection with the Acquisition of the HQ
         Property (provided the aggregate principal amount of Indebtedness secured thereby does not at any time exceed $25 million); and

                  (t) Liens (other than blanket liens on any class of Property) on specific items of Property not otherwise permitted by the foregoing clauses hereof securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5 million.

         8.02     INVESTMENTS. Make or permit to exist any Investments, except:

                  (a)      cash and Cash Equivalents;

                  (b)      Investments existing on the date hereof and listed on
         Schedule 8.02(b);

                  (c)      Support Obligations permitted by Section 8.03(c);

                  (d) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including risk-sharing incentive payments and similar items);

                  (e) Investments consisting of Capital Stock, obligations, securities, promissory notes and other non-cash consideration or other Property received in settlement of accounts receivable (created and regularly accepted in the ordinary course of business) from bankrupt obligors;

                  (f) advances or loans to directors, officers and employees that do not exceed $5 million in the aggregate at any one time outstanding;

                  (g) advances or loans to customers and suppliers in the ordinary course of business that do not exceed $2 million in the aggregate at any one time outstanding;

                  (h) Investments existing on the Closing Date by members of the Consolidated Group in their Subsidiaries and Affiliates;

                  (i) Investments by members of the Consolidated Group in and to Domestic Credit Parties;

                  (j)      Investments in HMO Subsidiaries;

                  (k) Investments by members of the Consolidated Group that comply with the Investment Policy, as set forth on Schedule 8.02(k);

                  (l) (i) Required Advances and (ii) other advances to Contract Providers in an amount not to exceed (A) with respect to any Contract Provider (and its Affiliates) individually, $2 million in the aggregate at any time outstanding and (B) with respect to Contract Providers collectively, $10 million in the aggregate at any time outstanding;

                  (m) the Acquisition of the HQ Property in an aggregate amount not to exceed $25 million;

                  (n) any other Acquisition that satisfies the following conditions:

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                           (i)      the Person to be acquired is in the HMO
                  Business or a healthcare-related business (including, without limitation, pharmacy benefit management companies and related businesses) and is located in the United States of America,

                           (ii) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the same or similar line of business as the members of the Consolidated Group on the Closing Date,

                           (iii) all Property to be acquired in connection with such Acquisition shall be located in the United States of America,

                           (iv) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition,

                           (v) no Default or Event of Default shall exist immediately after giving effect to such Acquisition,

                           (vi) if the Acquisition involves an interest in a partnership and a requirement that a member of the Consolidated Group be a general partner, the general partner shall be a newly formed special purpose Subsidiary of the Borrower,

                           (vii) the Credit Parties shall, and shall cause the party that is the subject of the Acquisition to, execute and deliver such joinder and pledge agreements and take such other actions as may be necessary for compliance with the provisions of Sections 7.13 and 7.14,

                           (viii) with respect to any Acquisition (or series of related Acquisitions) for which the aggregate consideration (including cash and non-cash consideration, the maximum amount of any contingent payment (including, without limitation, obligations to make earn-out payments), the fair value of any Capital Stock of the Borrower issued in connection therewith, and Indebtedness assumed) paid in connection therewith exceeds $15 million, the Borrower shall have delivered to the Administrative Agent (A) a compliance certificate signed by a Responsible Officer demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date and (B) a certificate of a Responsible Officer of the Borrower describing the Person to be acquired, including, without limitation, the location and type of operations, key management and HMO assets of such Person, if any,

                           (ix) with respect to any Acquisition (or series of related Acquisitions) for which the aggregate consideration (including cash and non-cash consideration, the maximum amount of any contingent payment (including, without limitation, obligations to make earn-out payments), the fair value of any Capital Stock of the Borrower issued in connection therewith, and Indebtedness assumed) paid in connection therewith exceeds $30 million, the compliance certificate delivered by the Borrower in connection therewith shall demonstrate the maintenance of a Consolidated Leverage Ratio of less than 2.0:1.0 on a Pro Forma Basis after giving effect thereto, and

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                           (x)      without the prior consent of the Required
                  Lenders, the total cash consideration (including any assumption of Indebtedness and, with respect to the Person to be acquired, the amount (as determined by the Borrower in good faith at the time of such Acquisition) of projected capital infusions required by Governmental Authorities or necessary in order to maintain compliance with the provisions of this Credit Agreement as of the end of such fiscal year) shall not exceed (A) $30 million in any instance with respect to any such Acquisition (or series of related Acquisitions) and (B) $50 million in the aggregate with respect to all such Acquisitions occurring after the Closing Date; and

                  (o) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $30 million in the aggregate at any time outstanding.

         8.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a)      Indebtedness under the Credit Documents;

                  (b) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness;

                  (c) unsecured intercompany Indebtedness owing by a member of the Consolidated Group to another member of the Consolidated Group (subject, however, to the limitations of Section 8.6 in the case of the member of the Consolidated Group extending the loan, advance or credit);

                  (d) obligations to make contingent payments (including, without limitation, earn-out payments) incurred in connection with Permitted Acquisitions and Acquisitions consummated prior to the Closing Date provided that (i) the maximum amount of cash payments made in respect of such obligations shall not exceed $20 million in the aggregate and (ii) such obligations shall be expressly subordinated in right of payment to the prior payment of the loans and obligations under the Credit Agreement and the other Credit Documents on the terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders;

                  (e) Support Obligations of any member of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder;

                  (f) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view";

                  (g) Indebtedness in respect of capital leases, Synthetic Lease obligations and purchase money obligations hereafter incurred by the Borrower or any of its Subsidiaries (i) to finance the purchase of fixed assets in an aggregate principal amount not to exceed $20 million at any one time outstanding and (ii) to finance the acquisition of the HQ Property in an aggregate principal amount not to exceed $25 million, provided in each case that (A) such Indebtedness when incurred shall not exceed the purchase price of the assets financed, and (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

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                  (h)      Indebtedness arising or existing with respect to
         Governmental Reimbursement Program Costs;

                  (i) other secured Funded Debt of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of up to $10 million at any time outstanding; and

                  (j) other unsecured Funded Debt of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of up to $10 million at any time outstanding.

         8.04 MERGERS AND DISSOLUTIONS. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

                  (a) a Credit Party other than the Borrower may be party to a transaction of merger or consolidation with another Credit Party other than the Borrower, provided that if the Borrower is a party to such transaction, it shall be the surviving entity;

                  (b) a Foreign Subsidiary may be party to a transaction of merger or consolidation with a Subsidiary of the Borrower, provided that (A) if a Domestic Subsidiary is a party thereto, it shall be the surviving entity and if such Domestic Subsidiary is not already a Credit Party, it shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 7.13 and 7.14, and (B) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary is not a party thereto, the surviving entity shall be a Foreign Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Sections
         7.13 and 7.14;

                  (c) a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) the surviving entity shall be a Domestic Subsidiary of the Borrower and shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 7.13 and 7.14, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise constitute a Permitted Acquisition;

                  (d) a Subsidiary of the Borrower may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.05.

                  (e) a Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs if no Material Adverse Effect would reasonably be expected to result on account thereof.

         8.05 ASSET DISPOSITIONS. Make any Asset Disposition or enter into any agreement to make any Asset Disposition to or in favor of any Person, unless
(a) at least 75% the consideration paid therefor shall consist of cash and Cash Equivalents, (b) if the subject transaction is a Sale and Leaseback Transaction, such transaction shall be permitted by Section 8.13, (c) if the subject transaction involves Capital Stock of a Subsidiary, the subject transaction is of a controlling interest in such Subsidiary, (d) the aggregate net book value of all assets sold, leased or otherwise disposed of shall not exceed $5 million in any fiscal year, (e) no Default or Event of Default shall exist immediately after giving effect thereto, (f) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by a Responsible Officer demonstrating compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the subject disposition and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date, and (g) the Borrower shall

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have given written notice to the Administrative Agent at least ten days in advance of the prospective disposition, and the terms thereof, in sufficient detail as to the book value and consideration to be paid, terms of disposition, and net proceeds expected therefrom and intended application thereof.

         The Administrative Agent will promptly deliver to the Borrower upon request, at the Borrower's expense, such release documentation (including delivery of applicable stock certificates) as may be reasonably requested to give effect to the release of subject Property from the security interests securing the obligations hereunder in connection with Asset Dispositions permitted hereunder.

         8.06 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment; provided that the Borrower may make Restricted Payments of up to $1 million in any fiscal year so long as (a) no Default or Event of Default shall exist immediately after giving effect thereto and (b) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by a Responsible Officer demonstrating compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the subject Restricted Payment and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date.

         8.07     MODIFICATIONS IN RESPECT OF FUNDED DEBT.

         (a) After the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

         (b) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt, including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto;

         (c) Make any payment in contravention of the terms of any Subordinated Debt; or

         (d) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Funded Debt (other than the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Funded Debt.

         8.08 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of a Credit Party, whether or not in the ordinary course of business, other than (a) advances of working capital to any Credit Party other than the Borrower, (b) transfers of cash and assets to any Credit Party other than the Borrower, (c) transactions permitted by Sections 8.02, 8.03, 8.04, 8.05, and 8.06, (d) normal compensation and reimbursement of expenses of officers and directors, (e) transactions between or among Credit Parties and (f) except as otherwise specifically limited in this Credit Agreement, other transactions that are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

         8.09     CHANGE IN NATURE OF BUSINESS; FISCAL YEAR.

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         (a)      Engage in any material line of business substantially
different from (i) those lines of business conducted by the Consolidated Group on the date hereof, (ii) pharmacy benefit management companies or (iii) any business substantially related or incidental to the foregoing.

         (b) Change its fiscal year without the prior written consent of the Required Lenders.

         8.10 FOREIGN SUBSIDIARIES. Form or acquire any Foreign Subsidiaries without the prior written consent of the Required Lenders.

         8.11 NO FURTHER NEGATIVE PLEDGES. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any member of the Consolidated Group to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation, (c) make loans, advances or capital contributions, (d) sell, lease or otherwise transfer any of its properties or assets, or (e) act as a guarantor or grant a Lien on or a pledge of its assets, except for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents and (ii) pursuant to the terms of any Indebtedness in respect of purchase money obligations permitted by Section 8.03(g) to the extent such limitations relate only to the property that is the subject of such financing.

         8.12 OWNERSHIP OF SUBSIDIARIES; LIMITATIONS ON BORROWER. Notwithstanding any other provisions of this Credit Agreement to the contrary:

                  (a) The Credit Parties will not permit any member of the Consolidated Group to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary permitted under Section 8.04 or 8.05, (ii) permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock, (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens, or (iv) become a general partner in any partnership; and

                  (b) The Borrower shall not (i) hold any assets other than the Capital Stock of the Borrower, (ii) have any liabilities other than
         (A) the liabilities under the Credit Documents, (B) tax liabilities in the ordinary course of business, (C) loans and advances permitted under Sections 8.02, 8.03 and 8.06 and (D) corporate, administrative and operating expenses in the ordinary course of business or (iii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto and (B) acting as a Guarantor hereunder and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party.

         8.13 SALE AND LEASEBACK TRANSACTIONS. Permit any member of the Consolidated Group to enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction constitutes Indebtedness in respect of purchase money obligations permitted by Section 8.03(g).

         8.14 OPERATING LEASE OBLIGATIONS. Permit any member of the Consolidated Group to enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases that in the aggregate for the Consolidated Group would exceed (a) for each fiscal year of the Borrower ending from the Closing Date through December 31, 2004, $15 million, (b) for the fiscal year of the Borrower ending

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December 31, 2005, $18 million and (b) for each fiscal year of the Borrower ending thereafter, $20 million.

         8.15     FINANCIAL COVENANTS.

         (a) Consolidated Leverage Ratio. As of the end of each fiscal quarter, permit the Consolidated Leverage Ratio to be greater than 2.5:1.0.

         (b) Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, permit the Fixed Charge Coverage Ratio for such period to be less than 2.5:1.0.

         (c) Consolidated Net Worth. As of the end of each fiscal quarter, the Consolidated Net Worth shall be not less than the sum of (i) 85% of Consolidated Net Worth as of September 30, 2003, plus (ii) as of the end of such fiscal quarter and each preceding fiscal quarter to occur after the Closing Date, an amount equal to 75% of Consolidated Net Income (but not less than zero) for such fiscal quarter, such increases to be cumulative, plus (iii) an amount equal to 100% of Net Cash Proceeds from conversions of convertible stock to equity following the Closing Date, plus (iv) an amount equal to 85% of Net Cash Proceeds from the Follow-On Offering, plus (v) an amount equal to 100% of Net Cash Proceeds from all other Equity Transactions occurring after the Closing Date.

         (d) Risk-Based Capital Ratio. As of the end of each fiscal quarter of the Borrower:

                  (i) With respect to HMO Subsidiaries operating in a state in which regulatory action may be taken against HMOs that do not maintain a minimum risk-based capital threshold at a level equal to or greater than Company Action Level, such HMO Subsidiary shall maintain a ratio of Total Adjusted Capital to Risk-Based Capital at a level equal to or greater than 1.1:1.0; and

                  (ii) With respect to all other HMO Subsidiaries, such HMO Subsidiary shall maintain a ratio of Total Adjusted Capital to the applicable state's risk-based capital threshold at a level equal to or greater than 1.25:1.0, provided that in no event will the amount required pursuant to this clause (ii) be greater than the amount which would be required if clause (i) were applicable to such HMO Subsidiary;

provided in each case that, so long as each HMO Subsidiary maintains at least the applicable minimum risk-based capital threshold of the state in which it operates, (A) unrestricted cash-on-hand held by the Borrower and (B) any unused availability hereunder may be included in the computation of Total Adjusted Capital if necessary to comply with the Risk-Based Capital Ratio. Compliance with the Risk-Based Capital Ratio will be determined at the end of each fiscal quarter (using as the denominator in each case, for the first three fiscal quarters of each year, the prescribed level as of the end of the preceding fiscal year, and for the last fiscal quarter of each year, the prescribed level as of the end of such fiscal year).

         (e) Consolidated Capital Expenditures. As of the end of each fiscal year of the Borrower, Consolidated Capital Expenditures for such fiscal year shall not exceed an amount equal to the sum of (i) $50 million, plus (ii) the lesser of (A) $50 million, minus the actual Consolidated Capital Expenditures for the immediately preceding fiscal year (but not less than zero) or (B) $10 million.

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                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES

         9.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default:

                  (a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, (A) any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (B) any other amount payable hereunder or under any other Credit Document; or

                  (b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of:

                           (i)      Section 7.03, 7.04, 7.12, 7.13, or 7.14 or
                  Article VIII; or

                           (ii) Section 7.01 or 7.02, and such failure continues five days after the earlier of a Responsible Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

                  (c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty days; or

                  (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or

                  (e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (beyond the applicable grace period, if any), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5 million or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected

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         Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5 million or

                  (f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

                  (g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or
         (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

                  (h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                  (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5 million or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5 million; or

                  (j) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.04 or 8.05, the guaranty given by any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with
         Section 7.12) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

                  (k) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document;

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         or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

                  (l) Change of Control. There occurs any Change of Control with respect to the Borrower; or

                  (m) HMO Event. (i) There occurs an HMO Event with respect to any member of the Consolidated Group that would reasonably be expected to materially and adversely affect such Person and such HMO Event shall remain unremedied for ninety days after the occurrence thereof (or such lesser period of time, if any, as the HMO Regulator administering the HMO Regulations shall have imposed for the cure of such HMO Event), or (ii) any HMO Subsidiary shall suffer the loss of 25% or more of the enrolled recipients for which it is responsible (other than as the result of any Asset Disposition permitted hereunder) as measured from the beginning of the previous month or from the close of its immediately preceding fiscal year end that would result in a Material Adverse Effect; or

                  (n) Exclusion Event. There shall occur an Exclusion Event that would result in a Material Adverse Effect.

         9.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

                  (a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

                  (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

                  (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

         9.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

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                  First, to payment of that portion of the Obligations
         constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

                  Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

                  Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

                  Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder and (c) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

                  Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                    ARTICLE X
                              ADMINISTRATIVE AGENT

         10.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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

         (b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this
Article X with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term "Administrative Agent" as used in this Article X and in the definition of "Agent-Related Person" included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

         (c) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article X and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

         10.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         10.03 LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or
(b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of

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any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

         10.04    RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         10.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

         10.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit

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Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

         10.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

         10.08 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         10.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon thirty days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Collateral Agent, L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of

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Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender and the respective terms "Administrative Agent," "Collateral Agent," "L/C Issuer" and "Swing Line Lender" thereafter shall mean such successor administrative agent, collateral agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent's and Collateral Agent's respective appointments, powers and duties in such capacities shall be terminated, and the retiring L/C Issuer's and Swing Line Lender's rights, powers and duties in such capacities shall be terminated, without any other or further act or deed on the part of such retiring party or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this
Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         10.10 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

                  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

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         Nothing contained herein shall be deemed to authorize the
Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         10.11 COLLATERAL AND GUARANTY MATTERS. The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

                  (a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to
         Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

                  (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and

                  (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

         Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.11.

         10.12 OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 AMENDMENTS, ETC. No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower, the Credit Parties and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

                  (a) unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

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                           (i)      extend or increase the Commitment of any
                  Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

                           (ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

                           (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

                           (iv)     change any provision of this Credit
                  Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

                           (v) change any provision of this Section 11.01(a) or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

                           (vi) release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder), or

                           (vii) release all or substantially all of the Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

                  (b) unless also signed by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

                  (c) unless also signed by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Credit Agreement;

                  (d) unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

                  (e) unless also signed by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

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provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

         11.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made, to the address, facsimile number, electronic mail address or telephone number specified for the applicable party on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand, when signed for by or on behalf of the relevant party hereto; (B) if delivered by overnight courier service, one Business Day after deposit with such service, delivery prepaid; (C) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (D) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (E) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. With respect to notices or deliveries permitted or required hereunder, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

         (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner provided herein, were incomplete or were not preceded or followed by any other form of notice provided herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the

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Borrower. All telephonic notices to and other communications with the
Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         11.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.04 ATTORNEY COSTS, EXPENSES AND TAXES. The Credit Parties jointly and severally agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the reasonable cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         11.05 INDEMNIFICATION BY THE BORROWER. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section
3.01 with respect to Taxes, Other Taxes and Excluded Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of

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competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the assignment by any Lender of any of its interests hereunder, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         11.06 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         11.07    SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million unless each of

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the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, with respect to any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and

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payments required therein that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07,
(i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

         (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to
Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

         11.08 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be

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informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any nationally recognized rating agency that requires access to a Lender's or an Affiliate's investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors (and similar service providers) that track the loan syndications market, and to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. For the purposes of this Section, "Confidential Information" means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Notwithstanding anything herein to the contrary, "Confidential Information" shall not include any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure, and the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind (other than limitations provided by applicable
Law), any such information; provided that with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the transaction as well as Confidential Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and the transactions contemplated hereby.

         11.09 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or

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indebtedness. Each Lender agrees promptly to notify the Borrower and the
Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         11.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         11.11 COUNTERPARTS. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12 INTEGRATION. This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         11.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         11.14 SEVERABILITY. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.15    TAX FORMS.

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         (a)      (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and
         (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

                  (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                  (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or
         (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or

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         application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

                  (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         11.16 REPLACEMENT OF LENDERS. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Credit Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the related assignment fee to be paid by the assignee or, at its option, the Borrower) pursuant to Section 11.07(b) to one or more Eligible Assignees procured by the Borrower. The assignee and/or the Borrower, as appropriate, shall pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05). Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

         11.17 SOURCE OF FUNDS. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

                  (a) to the extent that any part of such funds constitutes assets allocated to a separate account maintained by such Lender, no part of such funds constitutes assets allocated to any separate account in which any employee benefit plan (or its related trust) has any interest;

                  (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan) and such Lender is an insurance company that will comply with the record-keeping obligations established under Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor;

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                  (c)      to the extent that any part of such funds constitutes
         assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA such that such funds are not treated as assets of an employee benefit plan for purposes of ERISA; or

                  (d) such funds constitute assets of one or more specific employee benefit plans that such Lender has identified in writing to the Borrower.

         As used in this Section, the terms "employee benefit plan" and "separate account" shall have the respective meanings provided in Section 3 of ERISA.

         11.18    GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK applicable to agreements made and to be performed entirely within such State; PROVIDED THAT THE ADMINISTRATIVE Agent, THE COLLATERAL AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE STATE OR FEDERAL COURTS SITTING IN CHARLOTTE, NORTH CAROLINA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY, THE ADMINISTRATIVE Agent, THE COLLATERAL AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH CREDIT PARTY, THE ADMINISTRATIVE Agent, THE COLLATERAL AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH CREDIT PARTY, THE ADMINISTRATIVE Agent, THE COLLATERAL AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         11.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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         11.20     NO CONFLICT. To the extent there is any conflict or
inconsistency between the provisions hereof and the provisions of any Credit Document, this Credit Agreement shall control.

         11.21 ENTIRE AGREEMENT. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

                  [remainder of page intentionally left blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Credit
Agreement to be duly executed as of the date first above written.

BORROWER:                           AMERIGROUP CORPORATION,
                                    a Delaware corporation

                                    By:  /S/ SHERRI E. LEE
                                        ---------------------------------------
                                    Name:  Sherri E. Lee
                                    Title: SVP, Treasurer and Asst. Secretary

GUARANTORS:                         PHP HOLDINGS, INC.,
                                    a Florida corporation

                                    By:  /S/ STANLEY F. BALDWIN
                                        ---------------------------------------
                                    Name:  Stanley F. Baldwin
                                    Title: VP and Secretary

                                                          AMERIGROUP CORPORATION
                                           AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:               BANK OF AMERICA, N.A.,
                                    as Administrative Agent and Collateral Agent

                                    By:  /S/ ANNIE CUENCO
                                        ----------------------------------------
                                    Name:  Annie Cuenco
                                    Title: Assistant Vice President

LENDERS:                            BANK OF AMERICA, N.A., as L/C Issuer, Swing
                                    Line Lender and as a Lender

                                    By:  /S/ JOSEPH L. CORAH
                                        ----------------------------------------
                                    Name:  Joseph L. Corah
                                    Title: Principal

                                    WACHOVIA BANK, NATIONAL ASSOCIATION

                                    By:  /S/ DONALD H. CLARK JR.
                                        ----------------------------------------
                                    Name:  Donald H. Clark Jr.
                                    Title: Vice President

                                    CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

                                    By:  /S/ KARL STUDER
                                        ----------------------------------------
                                    Name:  Karl Studer
                                    Title: Director

                                    By:  /S/ CHRISTOPHER LALLY
                                        ----------------------------------------
                                    Name:  Christopher Lally
                                    Title: Vice President

                                    CIBC INC.

                                    By:  /S/ TERENCE MOORE
                                        ----------------------------------------
                                    Name:  Terence Moore
                                    Title: Executive Director

                                                          AMERIGROUP CORPORATION
                                           AMENDED AND RESTATED CREDIT AGREEMENT